EXHIBIT 5.1

[INDEGLIA & CARNEY, P.C. LETTERHEAD]

November 24, 2010

CWS Marketing & Finance Group, Inc.
3525 Del Mar Heights Road, #316
San Diego, CA 92310

Re: CWS Marketing & Finance Group, Inc./ Registration Statement on Form S-1

Ladies and Gentlemen:

We are special counsel to CWS Marketing & Finance Group, Inc., a Delaware corporation (the “Company”). In connection with the preparation and filing of a Form S-1 Registration Statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the sale by certain selling stockholders (the “Selling Stockholders”) of 456,000 shares (the “Shares”) of Common Stock, par value $0.001 per share (the “Common Stock”) of the Company described in the Registration Statement. We have examined the originals or copies of corporate records, certificates of public officials and officers of the Company and other instruments relating to the authorization and issuance of such shares of Common Stock as we have deemed relevant and necessary for the opinion hereinafter expressed.

On the basis of the foregoing, we are of the opinion that the Shares to be offered and sold by the Selling Stockholders are duly authorized, validly issued, fully paid, and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectuses constituting a part thereof and any amendment thereto.

Very Truly Yours,

INDEGLIA & CARNEY, P.C.

/s/ Indeglia & Carney, P.C.